Exhibit 99.1

FOR IMMEDIATE RELEASE

VALSPAR COMPLETES STRATEGIC INVESTMENT IN HUARUN PAINTS

Leading Chinese Coatings Company

Expands Valspar’s Customer Base in Fast-Growing Market

MINNEAPOLIS, July 26, 2006 – The Valspar Corporation (NYSE - VAL), a leading global coatings company, announced today the completion of its previously announced investment in Huarun Paints Holdings Company Limited. Under the terms of the transaction, Valspar acquired an 80% interest in Huarun Paints from Champion Regal Limited, a Hong Kong based investment company, and certain other shareholders. Huarun Paints is one of China’s leading domestic suppliers of wood and furniture coatings, and a rapidly growing supplier of architectural coatings. Huarun Paints sells its products primarily through an extensive network of distributors and retail paint stores throughout China.

With fiscal 2005 sales of $2.7 billion, Valspar is a global leader in the paint and coatings industry, with a broad range of products including industrial, architectural, packaging, automotive refinish and floor coatings and specialty polymers and colorants.

Valspar shares are traded on the New York Stock Exchange under the symbol VAL. Valspar news releases and other investor information are available on the Internet at www.valspar.com.

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.